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Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       of
                            PRECISION AUTO CARE, INC.
                    TO CREATE A NEW SERIES OF PREFERRED STOCK
                                  DESIGNATED AS
                 SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

       Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act

                                       I.

       The name of the corporation is Precision Auto Care, Inc.(the "Corporation").

                                       II.

       Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act and the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by Article IV of the Articles of Incorporation of the Corporation (the "Articles of Incorporation"), the Articles of Incorporation are hereby amended to create a new series of shares of Preferred Stock, par value $0.01 per share, designated as "Series A Cumulative Redeemable Preferred Stock," by adding the following additional Section 4:

SECTION 4. Series A Cumulative Redeemable Preferred Stock. There is hereby established a series of the Corporation's authorized Preferred Stock, to be designated and to have the relative rights, preferences and limitations, insofar as not already fixed by any other provision of the Articles of Incorporation, as follows:

       (a) Designation and Number. A series of the preferred stock, designated the "Series A Cumulative Redeemable Preferred Stock" (the "Series A Preferred"), is hereby established. The number of shares of the Series A Preferred shall be 1,000,000.

       (b) Relative Seniority. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series A Preferred shall rank senior to the common stock and all other classes and series of capital stock of the Corporation (collectively, "Junior Stock").

       (c)  Dividends.

           (i) The holders of the then outstanding Series A Preferred shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, cumulative preferential cash dividends at the rate of 2.0% of the Liquidation Preference of the Series A Preferred per annum, payable quarterly in arrears in cash on the last day, or the next succeeding Business Day, of January, April, July and October in each year, beginning

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January 31, 2003 (each such day being hereinafter called a "Dividend Payment
Date" and each period beginning on the day next following a Dividend Payment Date and ending on the next following Dividend Payment Date being hereinafter called a "Dividend Period"), to shareholders of record at the close of business on the Friday occurring between the tenth and fifteenth days of the calendar month in which the applicable Dividend Payment Date falls or such date as shall be fixed by the Board of Directors at the time of declaration of the dividend (the "Dividend Record Date"), which shall be not less than 10 nor more than 30 days preceding the Dividend Payment Date. The amount of any dividend payable for the initial Dividend Period and for any other partial Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the shares of Series A Preferred shall accrue and be cumulative from and including the date of original issue thereof (the "Issue Date"), whether or not (i) the Corporation has earnings, (ii) dividends on such shares are declared or (iii) on any Dividend Payment Date there shall be funds legally available for the payment of such dividends, so that if in any fiscal year or years dividends in whole or in part are not paid upon the Series A Preferred when due, such unpaid dividends shall accumulate in preference to the holders of the Junior Stock until paid in full. "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close.

           (ii) Until such time as all of the shares of Series A Preferred have been redeemed and full cumulative dividends on the Series A Preferred have been paid, no dividends (other than in Junior Stock) shall be declared or paid or set aside for payment or other distribution or shall be declared or made upon any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of Junior Stock) by the Corporation or any subsidiary of the Corporation (except by conversion into or exchange for Junior Stock).

           (iii) Any dividend payment made on shares of the Series A Preferred shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

           (iv) The amount of any dividends accrued on any shares of Series A Preferred at any Dividend Payment Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Dividend Payment Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Series A Preferred at any date other than a Dividend Payment Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Dividend Payment Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate for the period after such last preceding Dividend Payment Date to and including the date as of which the calculation is made, based on a 360-day year of twelve 30-day months.

           (v) Accrued but unpaid dividends on the Series A Preferred will not bear interest. Holders of the Series A Preferred will not be entitled to any dividends in excess of full cumulative dividends as described above.

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           (vi)   No dividends on shares of Series A Preferred shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

           (vii) Except as provided in these Articles, the Series A Preferred shall not be entitled to participate in the earnings or assets of the Corporation.

       (d) Liquidation Rights.

           (i) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of shares of the Series A Preferred then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its shareholders, before any distribution shall be made to the holders of Junior Stock, a liquidation preference of $10.36 per share (subject to adjustment for any stock dividends, stock splits or similar capitalization transactions)(the "Liquidation Preference"), plus accrued and unpaid dividends thereon (whether or not declared) to the date of payment.

           (ii) After the payment to the holders of the shares of the Series A Preferred of the full Liquidation Preference provided for in this Section
(4)(including accrued and unpaid dividends), the holders of the Series A Preferred as such shall have no right or claim to any of the remaining assets of the Corporation.

           (iii) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the Liquidation Preference of the shares of the Series A Preferred and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the shares of the Series A Preferred are not paid in full, the holders of the shares of the Series A Preferred and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective liquidation preferences to which they are entitled.

           (iv) The sale, lease, transfer or conveyance of all or substantially all the property or business of the Corporation, or the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section (4), unless the holders of a majority of the then outstanding shares of Series A Preferred elect in writing to waive the effect of the foregoing clause with respect to a sale, lease transfer, conveyance, merger or consolidation.

       (e) Redemption by Shareholder.

           (i)    Right of Optional Redemption by Shareholder.

                  (1) On or at any time (and from time to time) after the third anniversary of the Issue Date, each holder of shares of Series A Preferred then outstanding (each,

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an "Electing Holder") may, at their option and in their sole discretion, and on thirty (30) days prior written notice to the Corporation (each, a "Redemption Request" ), specify a date (each, an "Investor Designated Redemption Date") on which the Corporation shall redeem all of the shares of Series A Preferred then held by such holder, at a price per share, payable in cash of $10.36, plus all accrued and unpaid dividends (whether or not declared) to and including the date fixed for redemption (the "Series A Redemption Price"). Upon receipt of a Redemption Request, the Corporation shall provide notice of its receipt of a Redemption Request, specifying the date, manner and place of redemption (a "Pending Redemption Notice") by first class mail, postage prepaid, to each holder of the Series A Preferred at his or its post office address last shown on the records of the Corporation, not less than five (5) days prior to the Investor Designated Redemption Date. Each holder of the Series A Preferred (other than a holder who has previously made the Redemption Request and is then an Electing Holder) may elect to become an Electing Holder on such Investor Designated Redemption Date by so indicating in a written notice delivered to the Corporation at least five (5) days prior to the Investor Designated Redemption Date (also for purposes hereof, a "Redemption Request"). Except as set forth below, the Corporation shall redeem from each Electing Holder all of his or its shares of Series A Preferred that are subject to a Redemption Request at a price per share in cash equal to the Series A Redemption Price.

           (2) If all funds necessary to honor the Redemption Requests shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the benefit of any holders of the shares of Series A Preferred so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Investor Designated Redemption Date, dividends on such shares of Series A Preferred shall cease to accrue.

           (3) The deposit of funds with a bank or trust company for the purpose of redeeming Series A Preferred shall be irrevocable except that:

                  (A) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                  (B) any balance of moneys so deposited by the Corporation and unclaimed by the holders of the Series A Preferred entitled thereto at the expiration of two years from the applicable Investor Designated Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

           (4) If the Corporation is unable at any Investor Designated Redemption Date to redeem any shares of Series A Preferred then to be redeemed because such redemption would violate the Virginia Business Corporation Act, then the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws. In the event of any redemption of only a part of the Series A Preferred requested to be redeemed pursuant to all Redemption Requests, the Corporation shall effect such redemption pro rata among the Electing Holders (based on the number of shares of Series A Preferred held on the date of notice of

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redemption). At any time hereafter when additional funds become legally available for the redemption of the Series A Preferred, such funds will be used to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

                  (5) On the Investor Designated Redemption Date, each Electing Holder shall surrender his or its certificate or certificates representing shares of Series A Preferred to the Corporation, in the manner and at the place designated in the Pending Redemption Notice, and thereupon the Series A Redemption Price payable in respect of such shares shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Investor Designated Redemption Date, unless there shall have been a default in payment of the Series A Redemption Price, all rights of the Electing Holders (except the right to receive the Series A Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

            (ii) Rights to Dividends on Shares Called for Redemption. If the Investor Designated Redemption Date is after a Dividend Record Date and before the related Dividend Payment Date, the dividend payable on such Dividend Payment Date shall be paid to the holder in whose name the shares of Series A Preferred to be redeemed are registered at the close of business on such Dividend Record Date notwithstanding the redemption thereof between such Dividend Record Date and the related Dividend Payment Date or the Corporation's default in the payment of the dividend due. Except as provided in this Section (5), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on called Series A Preferred.

            (iii) No Reissuance. Any shares of Series A Preferred so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Series A Preferred accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Series A Preferred at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

      (f)   Redemption by Corporation.

            (i) Right of Optional Redemption by Corporation. The Corporation may, at its option, redeem at any time all or, from time to time, part of the Series A Preferred at the Series A Redemption Price, together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Company Redemption Date"), without interest. In case of redemption of less than all shares of Series A Preferred at the time outstanding, the shares of Series A Preferred to be redeemed shall be selected pro rata from all holders of record of such shares in proportion to the number of shares of Series A Preferred held by such holders (as nearly as may be practicable without creating fractional shares).

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            (ii)  Procedures for Redemption.

                  (1) Notice of any redemption pursuant to Section 6 will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Company Redemption Date, addressed to the holders of record of the Series A Preferred at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law, such notice shall state: (a) the Company Redemption Date; (b) the Series A Redemption Price; (c) the number of shares of Series A Preferred to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Series A Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accumulate on the Company Redemption Date.

                  (2) If notice of redemption of any shares of Series A Preferred has been mailed in accordance with Section (6)(B)(i) above and provided that on or before the Company Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the benefit of any holders of the shares of Series A Preferred so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Company Redemption Date, dividends on such shares of Series A Preferred shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall not have the status of Series A Preferred and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the Series A Redemption Price) shall terminate. Upon surrender, in accordance with said notice, of the certificates for any shares of Series A Preferred so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred shall be redeemed by the Corporation at the Series A Redemption Price. In case less than all the shares of Series A Preferred represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred without cost to the holder thereof.

                  (3) The deposit of funds with a bank or trust company for the purpose of redeeming Series A Preferred shall be irrevocable except that:

                       (A) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                       (B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred entitled thereto at the expiration of two years from the applicable Company Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

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            (iii)  Limitations on Redemption Unless full cumulative dividends on all shares of Series A Preferred shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series A Preferred shall be redeemed (unless all outstanding shares of Series A Preferred are simultaneously redeemed) or purchased or otherwise acquired directly or indirectly; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred.

            (iv) Rights to Dividends on Shares Called for Redemption. If the Series A Redemption Date is after a Dividend Record Date and before the related Dividend Payment Date, the dividend payable on such Dividend Payment Date shall be paid to the holder in whose name the shares of Series A Preferred to be redeemed are registered at the close of business on such Dividend Record Date notwithstanding the redemption thereof between such Dividend Record Date and the related Dividend Payment Date or the Corporation's default in the payment of the dividend due. Except as provided in this Section (6), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on called Series A Preferred.

      (g)   Voting Rights.

            (i) Except as otherwise provided in this Section 7 and as otherwise required by law, the holders of the Series A Preferred shall not be entitled to vote at any meeting of the shareholders for election of directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the shareholders thereof, or to receive notice of any meeting of shareholders.

            (ii) In addition to any other rights provided by law, so long as any shares of Series A Preferred remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the shares of the Series A Preferred outstanding at the time:

                  (1) issue any additional shares of Series A Preferred, except as required under that certain Exchange Agreement dated October 29, 2002, among the Corporation, Precision Funding, LLC, Desarollo Integrado, S.A. de C.V. and Arthur C. Kellar;

                  (2) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to or on a parity with the Series A Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

                  (3) amend, alter or repeal the provisions of these Articles, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in the amount of authorized shares of such

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series, in each case ranking junior to the Series A Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

      (h) Conversion of Series A Preferred. The Series A Preferred is not convertible into or exchangeable for any other property or securities of the Corporation.

      (i) Registration of Transfer The Corporation shall keep at its principal office a register for the registration of shares of Series A Preferred. Upon the surrender at its principal office of any certificate representing shares of Series A Preferred, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

                                      III.

      The foregoing amendment was duly adopted by the Board of Directors on October 28, 2002. No shareholder action was required.

                                                 PRECISION AUTO CARE, INC.

Dated:  October 28, 2002                         By: /s/ Robert R. Falconi
                                                  Name:  Robert R. Falconi
                                                  Title: Chief Financial Officer

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